Exhibit 99.1
Contact:
Name:  Phil Lembo or John Gavin
Phone:  (781) 441-8338

For Immediate Release                               July 24, 2003

          NSTAR Reports Second Quarter Results for 2003

Boston, MA -- NSTAR (NYSE: NST) today reported earnings available for common shareholders of $39.2 million, or $0.74 and $0.73 per basic and diluted common share, respectively, for the second quarter of 2003, compared to $5.2 million, or $0.10 per basic and diluted share for the same period in 2002. Results for 2002 included a non-cash after-tax charge of $27.6 million, or $0.52 per share, related to the impairment of NSTAR's investment in RCN Corporation.

The earnings improvement for the quarter reflects an increase in electric revenue and a decline in operations and maintenance costs that was partially offset by an increase in costs for pension and other postretirement benefits.

Chairman, President and Chief Executive Thomas J. May said, "Coming off a very positive year regarding our service quality measures, we are on track during the first half of 2003 to attain similar results." May added, we completed significant upgrades to several substations in our electric distribution system.
These upgrades, along with other improvements that we continue to make, will help to ensure that our system will be able to handle whatever the summer brings.

For the three months ended June 30, 2003, sales of electricity and gas increased 2.5% and 18.7%, respectively, as compared to the same period in 2002.

Management maintains its previous guidance for earnings for the year 2003 at a range of $3.35 - $3.45 per basic share.


Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric customers in 81 communities and 300,000 gas customers in 51 communities. NSTAR's retail utility subsidiaries are Boston Edison Company, Commonwealth Electric Company, Cambridge Electric Light Company and NSTAR Gas Company. NSTAR's three retail electric companies operate under the brand name "NSTAR Electric." NSTAR also conducts non-utility, unregulated operations. For more information, go to www.nstaronline.com.

                            - more -

Comparative unaudited results for the second quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)
Three months ended June 30:
                                        2003      2002 (b)    % Change

Operating revenues                    $647,910     $593,270       9.2%
Net income                            $ 39,644      $ 5,690     596.7%
Preferred dividends                   $    490      $   490       -

Earnings per share
          Basic                       $   0.74      $  0.10     640.0%
          Diluted                     $   0.73      $  0.10     630.0%
Weighted average number of shares:
          Basic                         53,033       53,033         -
          Diluted                       53,404       53,331       0.1%
Dividends declared per common share   $   0.54      $  0.53       1.9%

Twelve months ended June 30:
                                      2003 (c)      2002(b)   % Change

Operating revenues                  $2,804,540   $2,933,537     (4.4)%
Net income                          $  205,655   $  138,231      48.8%
Preferred dividends                 $    1,960   $    3,627    (46.0)%
Earnings per share:
          Basic                       $   3.84      $  2.54      51.2%
          Diluted                     $   3.82      $  2.53      51.0%
Weighted average number of shares:
          Basic                         53,033       53,033         -
          Diluted                       53,321       53,272       0.1%
Dividends declared per common share   $   2.15      $ 2.105       2.1%

(a) More detailed financial information is included in NSTAR's
Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2003.

(b) Results for the three and twelve-month periods ended June 30, 2002 include a non-cash after-tax impairment charge of $27.6 million, or $0.52 per share, related to NSTAR's investment in RCN Corporation (RCN). Results for the twelve-month period also include an after-tax charge of $4.9 million, or $0.09 per share, related to the shutdown of a district energy facility.

(c) Results for the twelve-month period ended June 30, 2003 include a net tax benefit of $9.9 million, or $0.19 per basic share, that reflects the recognition of tax benefits of $19.6 million, or $0.37 per basic share, recorded in the fourth quarter of 2002, related to NSTAR's investment in RCN offset, in part, by an impairment charge of $9.7 million, or $0.18 per share, associated with the RCN investment.


                             -more-

Forward-Looking Statements

This earnings release contains management's guidance, which constitutes forward-looking statements. Such statements involve risk and uncertainties. These statements are based on the current expectations, estimates, or projections of management. Future performance is likely to vary. Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting utility rates, adopting or modifying cost recovery, accounting or rate-setting mechanisms; new laws and regulations, or new interpretations of existing laws and regulations, relating to taxes and other matters; changes in prices of electricity and gas; weather conditions; the ability to expand new businesses; the impacts of various environmental and legal issues and other unforeseen events. These statements are based on the current expectations, estimates, or projections of NSTAR's management and should not be considered a continuing reaffirmation that our outlook has not changed. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

                             - end -